Investors Bancorp Announces Completion of the Sale of Massachusetts Branch Offices

SHORT HILLS, N.J., May 11, 2011 /PRNewswire/ -- Investors Bancorp, Inc. (NASDAQ: ISBC) announced that the sale of its four Massachusetts branch offices to Admirals Bank, headquartered in Boston, Massachusetts, was completed on May 6, 2011. These branches, acquired from Millennium bcpbank on October 15, 2010, had deposits of approximately $65 million, and were sold for a premium of 0.11%.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and over eighty branch offices located in New Jersey and New York.

CONTACT: Domenick Cama ISBC, +1-973-924-5105, dcama@isbnj.com